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 DATA STATED IN THOUSANDS


             VOLUNTARY SCHEDULE - CERTAIN FINANCIAL INFORMATION



REGULATION         STATEMENT CAPTION                   1998    1997    1996

5-02 (1)            Cash and Cash Items               14223    13771    12506
5-02 (2)            Marketable Securities            102864    71176    75747
5-02 (3)(b)(1)      Notes Receivable                 278220   229277   211389
5-02 (4)            Allowance for Doubtful Accounts    3496     2789     2282
5-02 (15)           Total Assets                     421221   333288   313069

5-02 (24)           Other Liabilities                381940   300162   283466
5-02 (30)           Common Stock                       3245      751      732
5-02 (31)(a)(2)     Additional Capital Other          13892    10669    10097
5-02 (31)(a)(3)(ii) Retained Earnings-Unappropriated  22143    21705    18774
5-03 (b)(1)(e)      Other Revenues                    35431    30364    28150
5-03 (b)(2)(e)      Cost of Other Revenues            13901    11217    10498
5-03 (b)(8)         Interest and Amortization of
                    Debt Discount                     15215    12741    11959
5-03 (b)(10)        Income Before Taxes & Other Items  6315     6406     5693
5-03 (b)(11)        Income Tax Expense (Benefit)       2092     2160     1984
5-03 (b)(14)        Income/Loss from Continuing
                    Operations                         4223     4246     3709
5-03 (b)(17)        Cumulative Change in Accounting
                     Principle                            0        0        0
5-03 (b)(19)        Net Income or Loss                 4223     4246     3709